Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS

BOSTON, November 7, 2019 – Plymouth Industrial REIT, Inc. (NYSE American: PLYM) (the “Company”) today announced its consolidated financial results for the third quarter ended September 30, 2019 and other recent developments.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2019 reflect a net loss attributable to common stockholders of $6.2 million, or $(0.68) per weighted average common share; net operating income (“NOI”) of $12.2 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.47 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units. FFO and AFFO per weighted average common share and units reflect approximately 8.5 million additional common shares issued during 2019 through follow-on common stock offerings and the Company’s at-the-market equity (“ATM”) program.
•	For the third quarter of 2019, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the “Preferred Stock”).
•	During the third quarter of 2019 and to date in the fourth quarter of 2019, the Company acquired 16 properties totaling 2.7 million square feet in one-off and portfolio transactions representing total consideration of approximately $115.3 million.
•	Capital markets activity significantly improved the Company’s balance sheet with a total of 4.6 million shares issued during the third quarter, raising net proceeds of $80.5 million.
•	To reflect the impact from recent capital markets and acquisition activity noted above, adjusted 2019 full year expected results to a net loss of $(1.22) to $(1.21) per share; Nareit FFO attributable to common stockholders and unit holders of $1.95 to $1.96 per diluted share; and AFFO of $1.62 to $1.63 per diluted share.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The third quarter continued to demonstrate our ability to source and close attractive acquisitions that strengthen our portfolio. Our capital markets activity in the quarter has provided us with enhanced liquidity, and we expect to complete the acquisition of a number of properties by year-end. Our entire asset management team has done a great job on the existing portfolio with generating NOI growth and strong leasing spreads during the quarter that reflect the value we have created in our properties.”

Financial Results for the Third Quarter of 2019

The completion of follow-on common stock offerings since the third quarter of 2018 and the strategic investment by Madison International Realty in December 2018 provided the Company with a meaningfully different capital structure for the third quarter of 2019 compared to the third quarter of 2018. The Company believes the use of the respective proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended September 30, 2019 was $6.2 million, or $(0.68) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $5.3 million, or $(1.22) per weighted average common share, for the same period in 2018. The increase in net loss was primarily due to an increase in net operating income partially offset by redemption value per the terms of the Series B Preferred Stock agreement. Weighted average common shares outstanding for the third quarters ended September 30, 2019 and 2018 were 9.1 million and 4.4 million, respectively. The year-over-year increase in weighted average common shares reflects the impact of the issuance of 8.5 million shares in 2019.

Consolidated total revenues for the quarter ended September 30, 2019 were $19.1 million, compared with $11.7 million for the same period in 2018.

NOI for the quarter ended September 30, 2019 was $12.2 million compared with $7.3 million for the same period in 2018.

EBITDAre for the quarter ended September 30, 2019 was $10.1 million compared with $5.9 million for the same period in 2018.

FFO attributable to common stockholders and unit holders for the quarter ended September 30, 2019 was $4.9 million, or $0.47 per weighted average common share and unit, compared with $1.4 million, or $0.28 per weighted average common share and unit for the same period in 2018, primarily as a result of the contribution from acquisitions. Weighted average common shares and units outstanding for the third quarters ended September 30, 2019 and 2018 were 10.3 million and 4.9 million, respectively.

AFFO for the quarter ended September 30, 2019 was $4.1 million, or $0.40 per weighted average common share and unit, compared with $804,000, or $0.16 per weighted average common share and unit, for the same period in 2018, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, FFO and AFFO.

Capital Markets Activity

On August 7, 2019, the Company closed on a new $100 million secured credit facility led by KeyBank National Association, Barclays, JPMorgan and Capital One. The new facility, which matures in August 2023, provides incremental borrowing capability along with a $100 million accordion feature and a 50-basis-point reduction in borrowing costs with interest at LIBOR plus a margin between 200 to 250 basis points, depending on the Company’s leverage.

During the third quarter of 2019, the Company issued approximately 1.2 million common shares through its ATM program at an average price of $18.61 per share, raising approximately $21.8 million in net proceeds.

In September 2019, the Company issued an aggregate of 3,450,000 shares of common stock in a follow-on offering at a public offering price of $18.00 per share, resulting in net proceeds to the Company of approximately $58.8 million. Proceeds from the offering were used to repay outstanding borrowings on the Company’s secured credit facility and fund acquisition activity during the third quarter and to date in the fourth quarter.

Investment Activity

As of September 30, 2019, the Company had real estate investments comprised of 72 industrial properties totaling 14.9 million square feet with occupancy of 96.8%. During the third quarter of 2019 and to date in the fourth quarter, the Company acquired 16 properties totaling 2.7 million square feet in one-off and portfolio transactions representing total consideration of approximately $115.3 million. The acquisitions were funded with proceeds from the Company’s capital markets activity, borrowings on its secured credit facility and assumed financing.

On July 29, 2019, the Company acquired a 129,000-square-foot multi-tenant Class B industrial property in St. Louis, Missouri for $5.4 million in cash. The acquisition is projected to provide an initial yield of 8.6%.

On August 29, 2019, the Company acquired an industrial property in Memphis, Tennessee totaling 566,281 square feet for total consideration of $22.05 million. The acquisition is projected to provide an initial yield of 8.1%.

On August 29, 2019, the Company acquired a seven-property Class B industrial portfolio in Chicago, Illinois totaling 1,071,129 square feet for $32.25 million. The acquisition is projected to provide an initial yield of 8.25%.

On August 30, 2019, the Company acquired a six-property light industrial and flex portfolio in Cincinnati and Columbus, Ohio totaling 591,695 square feet for total consideration of $36.2 million. The acquisition is projected to provide an initial yield of 8.4%.

On October 30, 2019, the Company acquired a multi-tenant industrial property in the Atlanta suburb of Peachtree City, Georgia totaling 295,693 square feet for $19.4 million. The acquisition is projected to provide an initial yield of 8.4%.

Leasing Activity

Leases commencing during the third quarter of 2019 totaled an aggregate of 580,000 square feet, 576,000 of which were leases of at least six months. Of this amount, 258,000 square feet was related to a new lease at 3100 Creekside in Columbus, Ohio, which filled the Company’s largest vacancy in the portfolio. The leases greater than six months included 294,000 square feet of renewal leases and 282,000 square feet of new leases, and the Company will experience a 16.5% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On August 30, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the third quarter of 2019. The dividend was paid on September 30, 2019 to stockholders of record on September 13, 2019.

On September 13, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.375 per share for the Company’s common stock for the third quarter of 2019. The dividend was payable on October 31, 2019, to stockholders of record on September 30, 2019.

Guidance for 2019

The Company adjusted its guidance for the year ending December 31, 2019 to reflect the impact from the September 2019 equity offering, ATM activity during the quarter and recent acquisition activity. The Company now expects it results for 2019 to be in a range of a net loss of $(1.22) to $(1.21) per weighted average common share and operating unit outstanding, Nareit FFO attributable to common stockholders and unit holders of $1.95 to $1.96 per weighted average common share and unit and AFFO of $1.62 to $1.63 per weighted average common share and unit.

See “Non-GAAP Financial Measures” for a complete definition of FFO and AFFO and the financial table accompanying this press release for reconciliations of net income to FFO and AFFO.

A reconciliation of projected net loss per weighted average common share and unit outstanding to projected Nareit FFO attributable to common stockholders and unit holders per weighted average common share and unit and AFFO per weighted average common share and unit is provided as follows:

	Full Year
	2019 Range
	Low	High
Net loss	$(1.22)	$(1.21)
Add: Real estate depreciation & amortization	3.82	3.82
Less: Preferred stock dividends	(0.65)	(0.65)
FFO attributable to common stockholders and unit holders	1.95	1.96
Amortization of debt related costs	0.11	0.11
Non-cash interest and dividends	0.02	0.02
Stock compensation	0.12	0.12
Change in fair value of warrant derivative	0.02	0.02
Straight-line rent	(0.11)	(0.12)
Above/below market lease rents	(0.14)	(0.15)
Recurring capital expenditures	(0.35)	(0.33)
AFFO attributable to common stockholders and unit holders	$1.62	$1.63

The Company’s guidance for net loss, FFO attributable to common stockholders and unit holders and AFFO attributable to common stockholders and unit holders for 2019 is based on the following assumptions. Other than noted below, this guidance excludes the potential impact of additional acquisitions or dispositions, if completed:

•	Total revenues of $73.1 million to $74.4 million
•	Net operating income of $47.25 million to $47.55 million
•	EBITDAre of $39.9 million to $40.2 million
•	General and administrative expenses of $7.1 to $7.5 million, including non-cash expenses of $1.2 million
•	Same-store portfolio occupancy of 95% to 96%
•	Recurring capital expenditures of $3.2 million to $3.4 million
•	9.66 million weighted average common shares and operating partnership units outstanding for the year (14.45 million common shares and operating partnership units currently outstanding)
•	The completion of approximately $82 million in acquisitions currently under agreement before December 31, 2019. These pending acquisitions are subject to customary closing conditions. As such, there can be no assurance that we will complete these acquisitions.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 1:00 p.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through November 14, 2019, by dialing (412) 317-0088 and entering the replay access code, 10136429.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
Assets
Real estate properties	$565,394	$452,610
Less accumulated depreciation	(57,331)	(41,279)
Real estate properties, net	508,063	411,331

Cash	25,720	5,394
Cash held in escrow	8,571	7,808
Restricted cash	2,510	1,759
Deferred lease intangibles, net	45,768	37,940
Other assets	11,214	5,931
Total assets	$601,846	$470,163

Liabilities, preferred stock and equity (deficit)
Liabilities:
Secured debt, net	319,448	288,993
Borrowings under line of credit, net	—	28,187
Accounts payable, accrued expenses and other liabilities	32,222	21,996
Deferred lease intangibles, net	7,579	7,067
Total liabilities	359,249	346,243

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at September 30, 2019 and December 31, 2018 (aggregate liquidation preference of $51,000 at September 30, 2019 and December 31, 2018)	48,868	48,868
Series B; 4,411,764 shares issued and outstanding at September 30, 2019 and December 31, 2018, (aggregate liquidation preference of $97,183 and $96,689 at September 30, 2019 and December 31, 2018, respectively)	77,893	72,192

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 13,406,302 and 4,821,876 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	134	49
Additional paid in capital	249,827	126,327
Accumulated deficit	(146,072)	(137,983)
Total stockholders' equity (deficit)	103,889	(11,607)
Non-controlling interest	11,947	14,467
Total equity	115,836	2,860
Total liabilities, preferred stock and equity	$601,846	$470,163

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018

Rental revenue	$19,123	$11,648	$52,807	$35,054
Other revenue	—	5	—	526
Total revenues	19,123	11,653	52,807	35,580

Operating expenses:
Property	6,920	4,349	19,216	12,589
Depreciation and amortization	9,399	6,249	26,307	19,235
General and administrative	2,135	1,394	5,472	4,347
Total operating expenses	18,454	11,992	50,995	36,171

Other expense:
Interest expense	(3,643)	(3,575)	(11,061)	(11,777)
Loss on extinguishment of debt	—	(804)	—	(4,405)
Change in fair value of warrant derivative	—	—	(181)	48
Total other expense	(3,643)	(4,379)	(11,242)	(16,134)

Net loss	$(2,974)	$(4,718)	$(9,430)	$(16,725)

Less: loss attributable to non-controlling interest	$(308)	$(417)	$(1,341)	$(1,709)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(2,666)	$(4,301)	$(8,089)	$(15,016)

Less: Preferred stock dividends	1,566	956	4,698	2,868
Less: Series B preferred stock accretion to redemption value	1,900	—	5,701	—
Less: amount allocated to participating securities	62	48	177	155
Net loss attributable to common stockholders	$(6,194)	$(5,305)	$(18,665)	$(18,039)

Net loss per share attributable to common stockholders	$(0.68)	$(1.22)	$(2.73)	$(4.74)

Weighted-average common shares outstanding basic and diluted	9,081,180	4,350,687	6,847,950	3,801,900

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is a follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. This restated definition does not give reference to the add back of loss on extinguishment of debt. Commencing on January 1, 2019, we adopted the restated definition of NAREIT FFO on a prospective basis and exclude the add back of loss on debt extinguishment.

We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding: gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses, losses on extinguishment of debt and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
NOI:
Net loss	$(2,974)	$(4,718)	$(9,430)	$(16,725)
General and administrative	2,135	1,394	5,472	4,347
Depreciation and amortization	9,399	6,249	26,307	19,235
Interest expense	3,643	3,575	11,061	11,777
Loss on extinguishment of debt	—	804	—	4,405
Change in fair value of warrant derivative	—	—	181	(48)
Other expense (income)	—	(5)	—	(526)
NOI	$12,203	$7,299	$33,591	$22,465

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
EBITDAre:
Net loss	$(2,974)	$(4,718)	$(9,430)	$(16,725)
Depreciation and amortization	9,399	6,249	26,307	19,235
Interest expense	3,643	3,575	11,061	11,777
Loss on extinguishment of debt	—	804	—	4,405
EBITDAre	$10,068	$5,910	$27,938	$18,692

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
FFO:
Net loss	$(2,974)	$(4,718)	$(9,430)	$(16,725)
Depreciation and amortization	9,399	6,249	26,307	19,235
Loss on extinguishment of debt	—	804	—	4,405
FFO	$6,425	$2,335	$16,877	$6,915
Preferred stock dividends	(1,566)	(956)	(4,698)	(2,868)
FFO attributable to common stockholders and unit holders	$4,859	$1,379	$12,179	$4,047

Weighted average common shares and units outstanding	10,287	4,898	8,047	4,371
FFO attributable to common stockholders and unit holders per share	$0.47	$0.28	$1.51	$0.93

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
AFFO:
FFO attributable to common stockholders and unit holders	$4,859	$1,379	$12,179	$4,047
Amortization of debt related costs	274	338	783	1,192
Non-cash interest expense	325	(164)	232	642
Stock compensation	282	203	875	602
Change in fair value of warrant derivative	—	—	181	—
Straight line rent	(298)	(107)	(778)	(925)
Above/below market lease rents	(373)	(247)	(1,059)	(964)
Recurring capital expenditure (1)	(976)	(599)	(2,222)	(1,941)
AFFO	$4,093	$803	$10,191	$2,653

Weighted average common shares and units outstanding	10,287	4,898	8,047	4,371
AFFO per share	$0.40	$0.16	$1.27	$0.61

(1) Excludes non-recurring capital expenditures of $1,542 and $576 for the three months ended September 30, 2019 and 2018, respectively, and $3,230 and $1,823 for the nine months ended September 30, 2019 and 2018, respectively.